Exhibit 21.1

Subsidiaries of Gadsden Growth Properties, Inc.

Subsidiary	State of Formation
Gadsden Growth Properties, L.P.	Delaware
Gadsden TRS, LLC	Delaware
Gadsden TRS Hotel Opco, LLC	Delaware
Gadsden Growth Investments Holdings LLC	Delaware
Gadsden Hotel Investments I, LLC	Delaware
Gadsden Growth Properties, LLC	Delaware
Gadsden Realty Investments I, LLC	Delaware
Gadsden Cadillac, LLC	Delaware
Gadsden Castle Hills, LLC	Delaware
Gadsden Cornerstone, LLC	Delaware
Gadsden Paradise, LLC	Delaware
Gadsden Venture Crossing, LLC	Delaware
Gadsden Round Rock, LLC	Delaware
Gadsden Seaworld, LLC	Delaware
Gadsden Stone Oak, LLC	Delaware
Gadsden Buda, LLC	Delaware
Gadsden Round Rock Land Parcel, LLC	Delaware
Gadsden Carson City Land Parcel, LLC	Delaware
Gadsden Round Rock Lessee, LLC	Delaware
Gadsden Seaworld Lessee, LLC	Delaware
Gadsden Stone Oak Lessee, LLC	Delaware
Gadsden Buda Lessee, LLC	Delaware